Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Stride, Inc.

Reston, Virginia

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Stride, Inc. of our report dated August 6, 2024, relating to the consolidated financial statements and schedule, which appears in the Annual Report on Form 10-K for the year ended June 30, 2025.

/s/ BDO USA, P.C.
Potomac, Maryland

January 8, 2026